UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2020

Blonder Tongue Laboratories, Inc.

(Exact Name of registrant as specified in its charter)

Delaware	1-14120	52-1611421
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Jake Brown Road, Old Bridge, New Jersey  08857

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (732) 679-4000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $.001	BDR	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On December 9, 2020, Blonder Tongue Laboratories, Inc. (the “Company”) received notification (the “December Notice”) from NYSE American LLC (“NYSE American”) that the Company is not in compliance with the continued listing standard set forth in Section 1003(a)(ii) of the NYSE American Company Guide (the “Company Guide”). That section applies if the reported stockholders’ equity of the listed company is less than $4 million and the listed company has reported losses from continuing operations and/or net losses in three of its four most recent fiscal years. The December Notice indicated that the Company reported stockholders’ equity of $2,614,000 as of September 30, 2020 and reported losses from continuing operations and/or net losses in each of its five most recent fiscal years ended December 31, 2019, resulting in the Company failing to comply with the continued listing standard. As a result, the Company is subject to the procedures and requirements of Section 1009 of the Company Guide, in respect of which the Company first became subject, as set forth in the June Notice described below.

As previously reported, on June 10, 2020 the Company received written notification (the “June Notice”) from NYSE American that the Company is not in compliance with the continued listing standard under Section 1003(a)(iii) of the Company Guide, which requires a listed company to have stockholders’ equity of at least $6 million if it has reported losses from continuing operations and/or net losses in its five most recent fiscal years. The June Notice indicated that the Company reported stockholders’ equity of $5.4 million as of March 31, 2020 and reported losses from continuing operations and/or net losses in each of its five most recent fiscal years ended December 31, 2019, resulting in the Company failing to comply with the continued listing standard. In response to the June Notice, the Company submitted a plan to regain compliance and on August 27, 2020, the Company received notice that its plan had been accepted and that the Company had been granted a plan period through December 10, 2021 to regain compliance with Section 1003(a)(iii) of the Company Guide. The December 10, 2021 deadline will also apply to the noncompliance noted in the December Notice. As a result, the Company must be in compliance with Section 1003(a)(ii) and Section 1003(a)(iii) by that deadline.

During the plan period the Company will be subject to periodic review by NYSE Regulation staff, including quarterly monitoring, to determine if the Company is making progress consistent with the plan. If the Company is not in compliance with the continued listing standards by December 10, 2021, or if NYSE Regulation determines that the Company is not making sufficient progress consistent with the plan, delisting proceedings will be instituted against the Company, as appropriate.

As disclosed in the Company's Quarterly Report on Form 10-Q for the quarter ending September 30, 2020, due largely to the continuing effects of the COVID-19 pandemic, the Company did not meet certain elements of the near-term milestones included as part of the compliance plan. It is possible that NYSE Regulation will determine that the Company is not making sufficient progress consistent with its compliance plan and, as a result, may initiate delisting proceedings. Although NYSE American has not yet asked the Company to submit a new or amended plan, the Company has provided NYSE American with an updated plan. The Company cannot provide assurance that it will make sufficient progress to regain compliance with the listing standards by December 10, 2021, that the Company's updated compliance plan will be accepted without additional conditions being imposed, or at all, or that delisting proceedings may not be instituted based on the Company not meeting certain elements of its original compliance plan or any future failure to meet its updated compliance plan. If delisting proceedings are instituted, the Company would have the right to appeal any delisting determination.

A copy of the Company’s press release dated December 10, 2020 regarding the December Notice from NYSE American is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)  Exhibits. The following exhibit is filed herewith:

Exhibit No.	Description

99.1	Press Release dated December 10, 2020.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLONDER TONGUE LABORATORIES, INC.

By:	/s/ Eric Skolnik
Eric Skolnik
Senior Vice President and Chief Financial Officer

Date: December 10, 2020

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